Exhibit 10.1

JONES LANG LASALLE INCORPORATED

200 EAST RANDOLPH DRIVE

CHICAGO, ILLINOIS 60601

November 27, 2012

Ms. Lauralee E. Martin

200 East Randolph Drive

Chicago, Illinois 60601

Dear Lauralee:

You and we have agreed that you will become the Chief Executive Officer of our Americas business effective January 1, 2013. In that capacity, you will remain an International Director and a member of our Global Executive Committee.

You will remain responsible for your current Global Chief Financial Officer role until such time as a successor for that position has been appointed. You will resign from your current Global Chief Operating Officer role effective December 31, 2012. Consistent with your new role, you will not stand for re-election to our Board of Directors at the May, 2013 Annual Meeting.

By this letter agreement (this Letter), you and Jones Lang LaSalle Incorporated (both for itself and on behalf of Jones Lang LaSalle Americas, Inc.) agree to confirm certain particular matters with respect to your compensation.

Except as specifically set forth in this Letter, the determination of your compensation will continue to be made according to the various compensation plans that are applicable to your new position and subject to the discretion of the Compensation Committee of our Board of Directors. This Letter does not affect the amounts or terms of any of your outstanding unvested restricted stock units, cash awards or interests under any of:

•	the Jones Lang LaSalle Incorporated Stock Award and Incentive Plan as amended and restated as of April 15, 2012, including the Stock Ownership Program (SOP) thereunder (the “SAIP”);
•	the GEC 2010-2014 Long-Term Incentive Compensation Program (the “GEC LTIP”); and
•	the Co-Investment Long-Term Incentive Plan for International Directors (the “ID LTIP”).

For avoidance of doubt, you will remain a GEC Participant for purposes of the Severance Pay Plan of Jones Lang LaSalle Incorporated as amended and restated effective July 1, 2010 (the “Severance Plan”).

1

We greatly look forward to continuing our highly successful relationship with you as outlined in this Agreement and are confident that in your new role you will add significant value to our organization as you have previously done.

Confirmation of Compensation Matters

With respect to the above changes in your employment responsibilities, we agree as follows:

•	Your base salary for your new position will not be less than it has been for your Global Chief Operating and Financial Officer role (subject only to future ratable reduction in the discretion of the Compensation Committee in the event that the base salaries for the Global CEO and the Regional CEOs are generally reduced in the event of financial downturn). You will have the opportunity for base compensation increases consistent with increases given to the Global CEO or the other Regional CEOs.

•	Your sharing rate in the net income pool for annual incentive bonuses under the SAIP will remain at least at the present 17% relative level. You will have the opportunity for an increased sharing percentage based on your performance in your new role.

•	Your sharing rate in the GEC LTIP award opportunity will remain at least at the present 20% relative level.

•	If you are involuntarily terminated (except for cause) from your new role at any time on or prior to December 31, 2014 (the first two years), then you will be paid as though you had remained in the position through that date, and will also qualify for benefits under the Severance Plan (as now in effect) as though you had been involuntarily terminated on January 1, 2015. For purposes of determining the “negative discretion” percentage applied to the maximum potential annual incentive pool, your percentage will be no less than the average of the percentages paid to the other two Real Estate Services Regional CEOs.
2

•	If you are involuntarily terminated (except for cause) from your new role at any time between January 1, 2015 and December 31, 2015 (the third year), then you will qualify for benefits under Severance Plan (as now in effect) based on date of termination. For purposes of determining your “annual target bonus” under the Severance Plan, the percentage of the maximum potential reward applied to your bonuses will be no less than the average of the percentages used for the other two Real Estate Services Regional CEOs.

•	If you voluntarily accept a different position within the firm at any time, compensation will be no less than as agreed above with respect to your new role.

•	If you voluntarily terminate your employment on or after January 1, 2016, or you are involuntarily terminated for any reason on or after that date, you agree that this will be deemed a retirement for purposes of the Severance Plan and that no benefits will accrue under such Plan.

[Signature page follows]

3

We trust these arrangements meet with your approval. Please indicate your concurrence with the terms of this Letter by countersigning a copy and returning it to us, at which point it will become effective as of the date first written above.

Sincerely,

JONES LANG LASALLE INCORPORATED

By	/s/ Colin Dyer
Its	Chief Executive Officer and President

Agreed and Accepted by:

/s/ Lauralee E. Martin
Lauralee E. Martin

4